UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 6, 2006

eBay Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24821	77-0430924
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2145 Hamilton Avenue, San Jose, California		95125
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 376-7400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 6, 2006, eBay Inc. announced the departure of Jeff Jordan, President of its PayPal, Inc. subsidiary. A copy of the press release announcing Mr. Jordan's departure is attached as an exhibit to this filing. On July 7, 2006, the Compensation Committee of eBay's Board of Directors (the "Compensation Committee") approved the partial participation of Mr. Jordan in the 2006 annual component of the eBay Incentive Plan. Under the terms approved by the Compensation Committee, eBay will pay to Mr. Jordan 2/3 of the amount he would have received with respect to the 2006 annual component of the eBay Incentive Plan had he remained eligible to receive payment in 2007 with respect to the 2006 annual component, less any applicable withholding taxes. The vesting of Mr. Jordan’s outstanding stock options will also be accelerated by six months at the time of termination of Mr. Jordan’s employment, which is expected to take place in the third quarter of 2006. In addition, the Committee authorized the company to enter into a consulting agreement with Mr. Jordan that is expected to be finalized prior to Mr. Jordan’s employment termination date. It is expected that under the terms of the consulting agreement, Mr. Jordan would provide consulting services to eBay on a part-time basis following his employment termination date, and that the agreement would be terminable by either party upon one week’s written notice.

In addition, on July 7, 2006, the Compensation Committee authorized eBay to provide additional relocation assistance to Bob Swan, the company’s Chief Financial Officer, in connection with the sale of his home in Plano, Texas, in light of the condition of that real estate market. This additional relocation assistance is in addition to the relocation package provided to Mr. Swan in his offer letter dated February 10, 2006 and filed on a Form 8-K on February 21, 2006. Under the supplemental relocation assistance package, eBay will pay the difference, if any, between $3,000,000 and the sales price of Mr. Swan’s home, up to a maximum amount of $700,000, and assist with certain other relocation-related costs and expenses associated with the sale of that home (collectively, the "Payment Amount"). In addition, eBay will provide Mr. Swan with a tax reimbursement for income attributed to him arising from the receipt of the Payment Amount. In the event that Mr. Swan voluntarily terminates his employment with eBay or eBay terminates Mr. Swan for cause on or prior to July 7, 2010, Mr. Swan will be obligated to repay to eBay a prorated portion of the Payment Amount, with such repayment obligation decreasing by 1/48th of the total amount for each full month elapsed between July 7, 2006 and any such event. A copy of the agreement between Mr. Swan and eBay is attached as an exhibit to this filing.

Item 8.01 Other Events.

On July 6, 2006, eBay Inc. announced the departure of Jeff Jordan, President of its PayPal, Inc. subsidiary. eBay also announced several other changes to its management team, including the appointment of Rajiv Dutta to replace Mr. Jordan as President of PayPal, and the appointment of Alex Kazim to replace Mr. Dutta as President of Skype. A copy of the press release announcing Mr. Jordan's departure and the other management changes is attached as an exhibit to this filing.

In addition, the Compensation Committee of eBay's Board of Directors (the "Compensation Committee") recently approved changes to eBay’s grant procedures for new hire and promotional stock option grants, effective July 1, 2006. Under the newly-approved procedures, grants to newly-hired employees of fewer than 100,000 shares and grants in connection with the promotion of existing employees that take place outside of the company’s standard semi-annual promotional review process will be made on the second Friday of the month following the month in which the employee commenced employment or received any such promotion, as applicable. Grants to newly-hired employees of 100,000 shares or more will be split into two equal tranches, with the first grant being made on the second Friday of the month following the month in which the employee commenced employment, and the second grant being made on the second Friday of the month that is six months following the month in which the initial grant occurred.

Prior to these changes, new hire grants of fewer than 100,000 shares and promotional grants outside of the semi-annual promotional review process were made on a non-discretionary basis on the Friday of the first full week of employment or the Friday following the week in which any such promotion became effective. New hire grants of 100,000 shares or more were previously split into two equal tranches, with the first grant being made on the Friday following the first full week of employment, and the second grant being made 26 weeks from the date of the initial grant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eBay Inc.

July 13, 2006	By:	Michael R. Jacobson

Name: Michael R. Jacobson
Title: Senior Vice President, Legal Affairs, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.01	Letter agreement regarding supplemental relocation assistance dated July 12, 2006 between eBay Inc. and Robert Swan
99.01	Press release dated July 6, 2006, announcing the departure of Jeff Jordan, President of PayPal, Inc., and other management changes at eBay Inc.